Exhibit 99.1

 PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	JOHN P. NELSON, PRESIDENT
(515) 232-6251

April 2, 2020

NOTICE OF CHANGE OF LOCATIONOF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 29, 2020

To the Shareholders of AMES NATIONAL CORPORATION:

Due to the public health impact of the coronavirus outbreak (COVID-19), recommendations and orders from federal and Iowa authorities, and to support the health and well-being of our employees and shareholders, NOTICE IS HEREBY GIVEN that the location and format of the Annual Meeting of Shareholders of Ames National Corporation (the “Company”) has been changed. As previously announced, the Annual Meeting will be held on Wednesday, April 29, 2020 at 4:30 p.m., Central Time. However, in light of public health concerns and governmental mandates, the Annual Meeting will now be held at the offices of the Company at 405 5th Street, Ames, Iowa and, as described below, arrangements have been made for shareholders to access and participate in the Annual Meeting through remote means. Although shareholders are still legally entitled to attend the Annual Meeting at the new location and vote in person, the Company strongly recommends, for the health and benefit of all employees and shareholders, that you take advantage of the ability to access the Annual Meeting through remote participation. Online voting will not be available during the Annual Meeting and you are encouraged to submit your proxy in advance as described below. The social hour which follows the business portion of the Annual Meeting has been cancelled in light of the current circumstances.

How Do I Attend the Annual Meeting of Shareholders Online?

●	To join the virtual meeting, we ask that you visit www.amesnational.com shortly before 4:30 p.m. on Wednesday, April 29, 2020.
●	Click the “JOIN ANNUAL MEETING” button.
●	Follow the instructions. You will then be connected to the webinar.

We encourage you to visit the site using a computer or tablet; however, you may use your phone. All questions may be typed at any time during the presentation into the “questions” box on the right of the presentation display screen.

Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting. The proxy materials available online or previously distributed by mail will not be updated to reflect the change in location and the proxy card may continue to be used to vote your shares in connection with the Annual Meeting.  You may vote online up to 11 p.m. on April 28 by clicking on the “VOTE YOUR SHARES” link at www.amesnational.com. When voting online, you must reference the 12-digit Control Number, which was listed on your Notice of Internet Availability or your previously mailed proxy card. If you have requested to receive a paper copy of the proxy materials, you may return your proxy card by US mail using the prepaid return envelope, by attaching a copy of your completed proxy to an email addressed to info@amesnational.com or by hand delivery to the lobby of the Company’s Office at 405 5th Street, Ames, Iowa by Tuesday, April 28 by 5:00 p.m.

The Proxy Statement and additional materials are available on the homepage of our website at www.amesnational.com.

By Order of the Board of Directors,

/s/ John l. Pierschbacher

John L. Pierschbacher,

Chief Financial Officer & Secretary